EXHIBIT 99.1

Allied Capital Announces 2004 Financial Results

February 24, 2005 – Washington, DC – Allied Capital Corporation (NYSE: ALD) today announced 2004 financial results.

Highlights for 2004

•	Net income was $1.88 per share, or $249.5 million

•	Net investment income was $1.52 per share, or $201.0 million

•	The total of net investment income and net realized gains was $2.40 per share, or $318.2 million

•	Net unrealized depreciation was $0.52 per share, or $68.7 million

•	Regular quarterly dividends of $2.28 per share; an extra cash dividend of $0.02 per share was paid for 2004

•	Net asset value was $14.87 per share

•	Shareholders’ equity was $2.0 billion

•	New investments totaled $1.5 billion for the year, including $415.3 million in the fourth quarter

Operating Results

For the year ended December 31, 2004, net investment income was $201.0 million or $1.52 per share, as compared to $195.1 million or $1.65 per share for the year ended December 31, 2003. Net investment income for the year ended December 31, 2004, was reduced by $13.0 million, or $0.10 per share, due to the Company’s individual performance award. Net realized gains were $117.2 million, or $0.88 per share for the year ended December 31, 2004, as compared to net realized gains of $75.3 million or $0.63 per share for the year ended December 31, 2003. The sum of net investment income and net realized gains was $318.2 million or $2.40 per share for the year ended December 31, 2004, as compared to $270.5 million or $2.28 per share for the year ended December 31, 2003.

The Company has realized $267.7 million in gross realized gains, which net of gross realized losses of $150.5 million resulted in net realized gains of $117.2 million for the year ended December 31, 2004.

Net income for the year ended December 31, 2004, was $249.5 million or $1.88 per share, after net unrealized depreciation of $68.7 million or $0.52 per share. Net income for the year ended December 31, 2003, was $192.0 million or $1.62 per share, after net unrealized depreciation of $78.5 million or $0.66 per share. Net income can vary substantially from year to year primarily due to changes in unrealized appreciation or depreciation and the recognition of realized gains or losses, which vary from year to year.

For the three months ended December 31, 2004, net investment income was $54.7 million or $0.40 per share, as compared to $54.3 million or $0.43 per share for the three months ended December 31, 2003. Net realized losses were $58.5 million or $0.43 per share for the three months ended December 31, 2004, as compared to net realized gains of $24.9 million or $0.20 per share for the three months ended December 31, 2003. The sum of net investment income and net realized losses was a net loss of $3.8 million or $0.03 per share for the three months ended December 31, 2004. The sum of net investment income and net realized gains was $79.2 million or $0.62 per share for the three months ended December 31, 2003.

Net income for the three months ended December 31, 2004, was $47.8 million or $0.35 per share, after net unrealized appreciation of $51.7 million or $0.38 per share. Net income for the three months ended December 31, 2003, was $78.5 million or $0.62 per share, after net unrealized depreciation of $0.7 million or $0.01 per share. Net income can vary substantially from quarter to quarter primarily due to changes in unrealized appreciation or depreciation and the recognition of realized gains or losses, which vary from quarter to quarter. As a result, quarterly comparisons of net income may not be meaningful.

For the year ended December 31, 2004, the Company invested a total of $1.5 billion. After total repayments and asset sales of approximately $907.5 million, and valuation and other changes during the year, total assets were $3.3 billion at December 31, 2004, an 8.0% increase over total assets of $3.0 billion at December 31, 2003.

Shareholders’ equity was $2.0 billion at December 31, 2004, with a net asset value per share of $14.87.

Portfolio Activity for 2004
The Company invested $1.1 billion in its private finance portfolio and $383.7 million in its commercial real estate portfolio during the year. At December 31, 2004, the overall weighted average yield on the interest-bearing portfolio was 14.0%, as compared to 14.7% at December 31, 2003.

Private Finance
The private finance portfolio totaled $2.3 billion at December 31, 2004. Loans and debt securities, which totaled $1.6 billion at December 31, 2004, had a weighted average yield of 13.9% as compared to 15.0% at December 31, 2003. During the fourth quarter of 2004, Allied Capital invested a total of $332.1 million in private finance. Significant new private finance investments during the fourth quarter of 2004 included:

•	$155.2 million for the buyout of Insight Pharmaceuticals Corporation, a marketer and distributor of over-the-counter pharmaceutical products;

•	$42.2 million to Callidus Capital Corporation related to its middle-market underwriting and syndication facility;

•	$23.6 million in the preferred shares of Callidus Debt Partners CLO Fund III, Ltd.;

•	$36.0 million to United Site Services, Inc., a national provider of portable restroom services, in support of an acquisition;

•	$20.5 million to support the acquisition of Pro Mach, Inc., an industrial automation company focused on designing, manufacturing, and marketing packaging systems and machinery;

•	$15.0 million to finance the recapitalization of Norwesco, Inc., a designer, manufacturer, and marketer of polyethylene tanks; and

•	$10.5 million investment in Soteria Imaging Services, a management company dedicated to the development and operation of outpatient medical imaging facilities.

Commercial Real Estate Finance
At December 31, 2004, the Company’s commercial real estate finance portfolio totaled $711.3 million, and the interest-bearing investments had a weighted average yield of 14.2%, as compared to 14.1% at December 31, 2003. New CMBS and CDO investments totaled $66.9 million during the fourth quarter of 2004. In addition, the Company invested $16.3 million in commercial mortgage loans. The unamortized discount on the CMBS bond portfolio totaled $660.4 million at December 31, 2004.

Portfolio Quality
Allied Capital employs a standard grading system to monitor the quality of its portfolio. Grade 1 is for those investments from which a capital gain is expected. Grade 2 is for investments performing in accordance with plan. Grade 3 is for investments that require closer monitoring; however, no loss of investment return or principal is expected. Grade 4 is for investments that are in workout and for which some loss of current investment return is expected, but no loss of principal is expected. Grade 5 is for investments that are in workout and for which some loss of principal is expected.

At December 31, 2004, Grade 1 investments totaled $952.5 million, or 31.6% of the total portfolio at value; Grade 2 investments totaled $1.9 billion, or 61.4% of the total portfolio; Grade 3 investments totaled $121.2 million, or 4.0% of the total portfolio; Grade 4 investments totaled $11.7 million, or 0.4% of the total portfolio; and Grade 5 investments totaled $77.5 million, or 2.6% of the total portfolio.

Loans and debt securities not accruing interest totaled $114.9 million at December 31, 2004. In the private finance portfolio, loans and debt securities over 90 days delinquent totaled $73.5 million at December 31, 2004. In the commercial real estate portfolio, loans and debt securities over 90 days delinquent totaled $59.1 million at December 31, 2004. At December 31, 2004, the Company’s CMBS investments included investments in the first loss, unrated bond class of 43 CMBS issuances. For these issuances, loans over 30 days delinquent or classified as real estate owned totaled 1.7% of the total outstanding principal balance of the underlying collateral pool at December 31, 2004.

Liquidity and Capital Resources
Outstanding borrowings on the Company’s unsecured revolving line of credit at December 31, 2004, were $112.0 million. At December 31, 2004, the Company had a weighted average cost of debt of 6.6% and its regulatory asset coverage was 280%. The Company is required to maintain regulatory asset coverage of at least 200%.

Quarterly Dividend of $0.57 Per Share Declared
As previously released on February 1, 2005, the Company has declared a regular quarterly dividend of $0.57 per share for the first quarter of 2005. This dividend represents the 166th consecutive quarterly dividend for Allied Capital shareholders since 1963. The dividend is payable as follows:

Record date: Payable date:	March 18, 2005 March 31, 2005

The Company’s dividend is paid from taxable income. The Board determines the dividend based on annual estimates of taxable income, which differ from book income due to changes in unrealized appreciation and depreciation and due to temporary and permanent differences in income and expense recognition.

Webcast/ Conference Call at 10:15 a.m. ET on February 24, 2005
The Company will host a webcast/conference call at 10:15 a.m. (ET) today to discuss the results for the year. All interested parties are welcome to attend the live webcast, which will be hosted through the Company’s web site at www.alliedcapital.com. Please visit the web site to test your connection before the call. You can also access the conference call by dialing (888) 689-4612 approximately 15 minutes prior to the call. International callers should dial (706) 645-0106. All callers should reference the passcode “Allied Capital”.

An archived replay of the event will be available through March 10, 2005, by calling (800) 642-1687 (International callers please dial (706) 645-9291). Please reference passcode “3755806”. An archived replay will also be available on the Company’s website. For complete information about the webcast/conference call and the replay, please visit the Company’s web site or call Allied Capital Investor Relations at (888) 818-5298.

About Allied Capital
Allied Capital Corporation, a leading business development company with total assets of more than $3 billion, has paid regular, quarterly cash dividends to shareholders since 1963. Since its IPO in 1960, the Company has been providing long-term debt and equity financing primarily to private, middle market companies. Allied Capital’s business is to generate solid total returns from a private equity and commercial real estate portfolio that invests in the American entrepreneurial economy. In serving its shareholders, Allied Capital helps build American companies and support American jobs. The Company’s private finance portfolio includes investments in over 100 companies with aggregate revenues of approximately $11 billion, supporting more than 100,000 jobs.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the Company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com. For all media inquiries, please call (202) 331-1112.

Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission.

CONSOLIDATED BALANCE SHEET
(in thousands, except per share amounts)
	December 31,
	2004	2003
	(unaudited)
ASSETS
Portfolio at value:
Private finance	$2,302,086	$1,902,672
Commercial real estate finance	711,325	681,927

Total portfolio at value	3,013,411	2,584,599
Deposits of proceeds from sales of borrowed Treasury securities	38,226	98,527
Accrued interest and dividends receivable	79,489	53,079
Other assets	72,712	69,498
Cash and cash equivalents	57,160	214,167
Total assets	$3,260,998	$3,019,870

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes payable and debentures	$1,064,568	$954,200
Revolving line of credit	112,000	—
Obligations to replenish borrowed Treasury securities	38,226	98,525
Accounts payable and other liabilities	66,426	46,568

Total liabilities	1,281,220	1,099,293
Preferred stock	—	6,000
Shareholders’ equity:
Common stock	13	13
Additional paid-in capital	2,094,421	1,985,652
Common stock held in deferred compensation trust	(13,503)	-
Notes receivable from sale of common stock	(5,470)	(18,632)
Net unrealized appreciation (depreciation) on portfolio	(107,767)	(39,055)
Undistributed (distributions in excess of) earnings	12,084	(13,401)

Total shareholders' equity	1,979,778	1,914,577

Total liabilities and shareholders' equity	$3,260,998	$3,019,870

Net asset value per common share	$14.87	$14.94
Common shares outstanding	133,099	128,118

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)
Interest and related portfolio income
Interest and dividends	$86,102	$79,166	$319,642	$290,719
Loan prepayment premiums	1,292	2,891	5,502	8,172
Fees and other income	13,568	7,958	41,946	30,338

Total interest and related portfolio
income	100,962	90,015	367,090	329,229

Expenses
Interest	18,301	19,619	75,650	77,233
Employee	12,018	10,086	40,728	36,945
Individual performance award	3,550	—	13,011	—
Administrative	10,614	6,992	35,686	22,387

Total operating expenses	44,483	36,697	165,075	136,565

Net investment income before income taxes	56,479	53,318	202,015	192,664
Income tax expense (benefit)	1,801	(936)	1,057	(2,466)
Net investment income	54,678	54,254	200,958	195,130

Net realized and unrealized gains (losses)
Net realized gains (losses)	(58,513)	24,906	117,240	75,347
Net change in unrealized appreciation or
depreciation	51,672	(706)	(68,712)	(78,466)

Total net gains (losses)	(6,841)	24,200	48,528	(3,119)

Net increase in net assets resulting from operations	$47,837	$78,454	$249,486	$192,011

Diluted net investment income per common share	$0.40	$0.43	$1.52	$1.65
Diluted earnings per common share	$0.35	$0.62	$1.88	$1.62
Weighted average common shares outstanding — diluted	135,349	127,485	132,458	118,351